MERGER AGREEMENT

This Merger Agreement (this "Agreement"), dated as of September 13, 2010, is by and among (i) RADNET MANAGED IMAGING SERVICES, INC., a California corporation ("RMIS" or "Buyer"), (ii) INC Merger Sub, Inc. ("Merger Sub") and (iii) IMAGE MEDICAL CORPORATION, a Delaware corporation (the "Acquired Entity").

BACKGROUND

A.           RMIS desires to acquire all of the Acquired Entity's outstanding Common Stock,

B.           This Agreement contemplates that RMIS will acquire the Common Stock through a merger of Merger Sub with and into the Acquired Entity,

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, Buyer, Merger Sub and Acquired Entity agree as follows:

ARTICLE 1.
DEFINITIONS

"Action" means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding not related to Taxes.

"Acquired Entity Share" means each share of Common Stock of Acquired Entity.

"Affiliate" or "Affiliated" with respect to any specified person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person, For this definition, "control" (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by Contract or credit arrangements or otherwise.

"Average Working Capital" means the average Working Capital of Acquired Entity for a consecutive ten (10) business day period ending at 5;00 p.m. on the day prior to the Closing Date.

"Base Merger Consideration" has the meaning set forth in Section 22(a).

"Best Efforts." means the efforts, time and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible.

"Breach" means (a) any breach, inaccuracy, failure to perform, failure to comply, conflict with, failure to notify, default, or violation or (b) any other act, omission, event, occurrence or condition the existence of which would (i) permit any Person to accelerate any obligation or terminate, cancel, or modify any right or obligation or (ii) require the payment of money or other consideration.

"Business Day" means a day on which banks are ordinarily open for transaction of normal banking business in California.

"Buyer Indemnified Parties" means Acquired Entity, and its officers, directors, managers, employees, agents, representatives, attorneys, and their Affiliates and the Stockholders and their Representatives and Affiliates.

"Closing Consideration" has the meaning set forth in Section 2.2(a),

"Code" means the Internal Revenue Code of 1986.

"Common Stock" means the common stock, S0.001 par value, of Acquired Entity.

"Confidential Information" Means any information concerning the business and affairs of Buyer or Acquired Entity.

"Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory preemptive rights or pre-emptive right granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

"Consent" means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

"Contract" means any Enforceable contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

"Damages" means all damages, losses, Liabilities, or expense (including reasonable fees and expenses of outside attorneys),

"Deferred Compensation" means the deferred compensation or retention bonus payable to certain employees of the Acquired Entity as described on Exhibit 2. In full satisfaction of the Acquired Entity's Deferred Compensation obligation, a portion of the Deferred Compensation will be paid at Closing and treated as an Employee Payment, and a portion will be deferred (the "Deferred Amount"). The Deferred Amount will be paid in 48 equal monthly installments, together with interest at a rate of 4% per year. The Deferred Compensation payments (whether Deferred Amounts or Employee Payments) will be subject to applicable withholding. Each Employee's Deferred Compensation will be evidenced by an agreement between the Acquired Entity and the Employee.

"DGCL" means the Delaware General Corporation Law.

"Earnout Payment" means thirty-five percent (35%) of the amount by which the Revenues collected by the Surviving Corporation during a 12 month measuring period exceeds Five Million Dollars ($5,000,000).

"Effective Time" has the meaning set forth in Section 2.5(a).

"Employee Payments" means the amounts owed to certain employees of the Acquired Company upon the consummation of the Merger in the amounts set forth in Exhibit 2, to be paid from the Closing Consideration.

"Encumbrance" means any chose, encumbrance, security interest, lien, option, equity, adverse claim or restriction, except for any restrictions on transfer generally arising under any applicable Law.

"Enforceable" — a Contract is "Enforceable" if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity,

"Environmental, Health, and Safety Requirements" means all Laws concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutant, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect,

"Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests (equitable or otherwise) or other partnership/limited liability company interests, and (c) any other direct equity ownership or participation in a Person.

"ERISA" means the Employee Retirement Income Security Act of 1974,

"Expiration Date" means the thirty-first day after the execution of this Agreement,

"GAAP" means United States generally accepted accounting principles as in effect as of the date hereof.

"Governmental Body" means any legislature, agency, bureau, department, commission, court, political subdivision, tribunal or other instrumentality of government whether local or foreign.

"Holdback" means the $100,000 holdback from the Closing Consideration to be paid to the Stockholder Representative, to be used by the Stockholder Representative on behalf of the Stockholders as described in Section 6.5,

"Indemnified Parties" means, individually and as a group, the Buyer Indemnified Parties and the Seller Indemnified Parties.

"Indemnitor" means any Party having any Liability to any Indemnified Party under this Agreement.

"Intellectual Property" shall mean, to the extent it pertains to or is or has been used in the business of the Acquired Entity or its Subsidiaries, as the case may be, any and all of the Acquired Entity or its Subsidiaries, as the case may be, right, title and interest in and to United States and foreign patents, copyrights, mask works, trade and service names and marks, whether or not registered, pending, issued or applied for; technical knowledge; works, processes and designs; hardware; software (in source code and object code form, including all related annotations and listings); inventions; trade secrets and other intellectual property rights; all things authored, discovered, developed, designed or acquired by the Acquired Entity or its Subsidiaries, as the case may be, or, to the extent that the Acquired Entity or its Subsidiaries, as the case may be, have any right, title, or interest thereto, any of their agents, contractors and employees in any stage of development, regardless of whether any or all of the foregoing constitutes copyrightable or patentable subject matter or is in tangible or intangible form; and all embodiments, expressions, representations, fruits and products of any of the foregoing.

"Knowledge" means with respect to (a) the Acquired Entity, the actual knowledge of the following individuals with no investigation other than owning and operating the Acquired Entity in the historical course of their business: all executive officers, and directors of Acquired Entity and (b) any Person other than the Acquired Entity, the actual knowledge of such Person and its Representatives.

"Law" means any applicable statute, rule, regulation, administrative requirement, code or ordinance of any Governmental Body, each as amended and now in effect.

"Liability" or "liable" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured or conditional or unconditional.

"Material Adverse Change (or Effect)" means any material adverse effect on (i) the business, financial condition or operations of the Acquired Entity or (ii) the ability of the Acquired Entity to consummate the Merger and the other transactions contemplated by this Agreement without material delay; provided, however, that for purposes of this Agreement, (A) conditions, events or circumstances generally adversely affecting the United States economy, the United States securities markets or the software industry in general or the imaging software industry, specifically, so long as such conditions, events or circumstances do not materially disproportionately affect the Acquired Entity; or (B) conditions, events or circumstances arising out of or attributable to changes in laws, regulations or interpretations thereof by any Governmental Body affecting the software industry specifically, (C) the negotiation, execution or the announcement of this Agreement, the undertakings and performance or observance of the obligations contemplated by this Agreement or necessary to consummate the transactions contemplated by the Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (D) acts of war, insurrection, sabotage or terrorism, (E) the failure, in and of itself, by Acquired Entity to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, shall, in each case, not be taken into account in determining whether there has been or would be a Material Adverse Change (or Effect).

"Merger" means the merger of Merger Sub with and into the Acquired Entity as contemplated by this Agreement.

"Merger Consideration" means the Base Merger Consideration plus the Earn Out Payments.

"Merger Note" means the promissory notes issued by Buyer to the Stockholders in the form attached as Exhibit 1 to this Agreement, Each Promissory Note will have a term of four (4) years, will bear interest at the rate of four percent (4%) per year, and will be fully amortizing, payable monthly.

"Negotiated Debt" means the long term debt of the Acquired Entity which will be repaid by the Surviving Corporation at the Closing, in the amounts set forth on Exhibit 3, and deducted from the Closing Consideration.

"Notes" means the Merger Notes, the Tier 1 Notes and the Tier 2 Notes.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person.

"Organizational Documents" means the articles of organization, charter, articles of formation, regulations, bylaws, operating agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

"Permit" means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Body.

"Permitted Encumbrances" means (i) Encumbrances disclosed on the Acquired Entity Disclosure Schedule, (ii) liens for Taxes, assessments, governmental charges or levies or mechanics' and other statutory liens which are not material in amount relative to the property affected, or which are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof or for which an appropriate reserve has been established, and (iii) imperfections of title which are not substantial in amount relative to the property affected and which do not materially interfere with the present use of the property subject thereto or affected thereby.

"Per Share Closing Consideration" means an amount determined by dividing the total Closing Consideration by the total Number of Acquired Entity Shares as of the Closing Date.

"Per Share Merger Note" means an amount determined by dividing the aggregate principal amount of the Merger Notes by the total number of Acquired Entity Shares outstanding as of the Closing Date.

"Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

"Post-Closing Period" means any period ending after the Closing Date.

"Pre-Closing Period" means any period ending prior to Closing Date.

"Pro-Rata" means: (i) with respect to each of the Stockholders the percentage that the number of Acquired Entity Shares owned by such Stockholder bears to the total number of Acquired Entity Shares, (ii) with respect to any Notes, the percentage that the principal amount of the applicable Notes bears to the principal amounts of all applicable Notes, (iii) with respect to any Deferred Compensation, the percentage the amount of such Deferred Compensation bears to all Deferred Compensation, and (iv) with respect to any combination of Notes or Deferred Compensation, the amount that the principal of the applicable Note or the amount of Deferred Compensation owed to any employee bears to the total principal balance of all Notes and the total Deferred Compensation owed to all employees.

"Radnet Repayment" means an amount equal to S87,500 to be repaid to Buyer pursuant to the terms of a promissory note executed by the Acquired Entity on September      , 2010.

"Receivables" means all receivables of the Acquired Entity, including all Contracts in transit, manufacturers warranty receivables, notes receivable, accounts receivable. trade account receivables, and insurance proceeds receivable.

"Representatives" means authorized Persons acting on behalf of another Person, including such Person's officers, directors, members, employees, representatives, agents, independent accountants, investment bankers and counsel.

"Retained Litigation Matters" means those litigation matters for which the Stockholders will be responsible pursuant to Section 6.4 of this Agreement.

"Revenues" means revenue earned by the Surviving Corporation after the Closing Date as the result of the sale, rental, maintenance and support of software, handling and staging of hardware (but excluding sale of computers, servers and related equipment) and professional services that the Surviving Corporation delivered to its customers and clients (net of refunds and returns). Revenues shall not include that portion of revenue attributable to software, hardware or professional services delivered to Buyer or any radiology groups providing professional services primarily to Buyer. If a radiology group which was a customer of the Acquired Entity or its Subsidiaries prior to the Closing Date is acquired by Buyer after the Closing Date, Revenues will include revenue attributable to such group. if a radiology group which provides services to the Buyer enters into a commercial venture with facilities not owned by the Buyer and employs the software of the Acquired Entity, then Revenues will include those revenues attributable to that group which result from the commercial venture.

"Schedules" means the scheduled disclosures included in each of the Buyer Disclosure Schedule and the Acquired Entity Disclosure Schedule, as the case may be.

"Securities Act" means the Securities Act of 1933.

"Seller Indemnified Parties" means (a) Buyer and its officers, directors, managers, employees, agents, representatives, and (b) the Surviving Corporation (as defined in Section

2.1.).

"Stockholder" means each holder of Common Stock as of the Closing.

"Stockholder Representative" has the meaning set forth in Section 6.5.

"Straddle Tax Return" rneans a Tax Return which includes a period before and after the Closing.

"Subsidiary" means, with respect to any Person: (a) any corporation of which 50% or more of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election by members is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the Equity Interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that Nvill control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

"Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

"Termination Date" means the date on which this Agreement is terminated pursuant to Section 8.1.

"Threatened" means a demand or statement has been made in writing or a written notice has been given.

"Tier 1 Notes" means the promissory notes issued to certain creditors of the Acquired Entity in full satisfaction of the Acquired Entity's obligation to them as described on Exhibit 3.

"Tier 2 Notes" means the promissory notes issued to certain creditors of the Acquired Entity in full satisfaction of the Acquired Entity's obligation to them as described on Exhibit 3.

"Transaction" means all of the transactions contemplated by this Agreement, including: (a) the Merger and Buyer's delivery of the Merger Consideration; (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith; and (e) the performance by Buyer, Merger Sub and Acquired Entity of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

"Transaction Documents" means this Agreement, its exhibits, schedules and related materials.

"Transaction Expenses" has the meaning set forth in Section 10.12, to be deducted from the Closing Consideration.

"Working Capital" means the cash and accounts receivable less accounts payable (including credit card debt) of Acquired Entity and its Subsidiaries.

ARTICLE 2.
THE MERGER TRANSACTION

2.1          Merger.

On and subject to the terms and conditions of this Agreement, Merger Sub will merge with and into Acquired Entity (the "Merger") at the Effective Time. Acquired Entity shall be the corporation surviving the Merger (the "Surviving Corporation"). The Buyer and the Acquired Entity will each take all action necessary in accordance with applicable law and their respective Articles and Certificates of Incorporation and Bylaws to consummate the Merger in accordance with the provisions hereof and the Agreement of Merger, and in the case of the Acquired Entity to obtain as promptly as practicable the requisite Stockholder approval of the Merger, and in the case of Buyer to obtain the approval of its Board of Directors to issue the Merger Consideration and to obtain the approval of the Board of Directors and stockholders of Merger Sub to the Merger,

2.2          Merger Consideration,

(a) Merger Consideration. The Base Merger Consideration is equal to Ten Million Seven Hundred Fifty Thousand Dollars ($10,750,000) adjusted as follows: (u) increased by the amount of Average Working Capital of Acquired Entity and its Subsidiaries at Closing which exceeds Five Hundred Forty Thousand Dollars ($540,000) ("Working Capital Adjustment") (v) decreased by the amount of Negotiated Debt paid at Closing ("Debt Adjustment"), (w) decreased by the amount of Employee Payments paid at Closing, (x) decreased by the Transaction Expenses, (y) decreased by the amount of Average Working Capital of Acquired Entity and its Subsidiaries at Closing which is less than Three Hundred Forty Thousand Dollars (S340,000), and (z) decreased by the Radnet Repayment. The Base Merger Consideration is to be paid as follows: (i) Eight Million Four Hundred Thousand Dollars ($8,400,000), plus the Working Capital Adjustment and less the adjustments pursuant to subparagraphs (v), (w), (x), (y) and (z) of this subparagraph 2,2(a), in cash at the Closing ("Closing Consideration"); (ii) Promissory Notes in the aggregate amount equal to the difference between (A) Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), and (B) the sum of; (1) the total principal amounts of the Tier 1 Notes, (2) the total principal amounts of the Tier 2 Notes, and (3) the total Deferred Amounts, and (iii) the Holdbaek which will be paid to the Stockholder Representative.

(b) Earnout Payments. For each of the two (2) twelve (12) month periods beginning on the first calendar day of the month following the Closing Date the Stockholders of Acquired Entity may be entitled to additional Merger Consideration if the Earnout Payment has been earned. If the Earnout Payment has been earned, the Earnout Payment shall be made within ninety (90) days of the end of each twelve (12) month period. Pursuant to an agreement between the Acquired Entity and Dresner Partners, an amount equal to 6% of each Earnout Payment shall be paid to Dresner Partners, and the balance shall be paid to the Stockholders. The Earnout Payments will be calculated by Buyer's accountants subject to review by Stockholder Representative as provided in this section. Buyer will provide Stockholder Representative with the final financial statements used to calculate revenues and make available for inspection the related work papers of Buyer's accountants. Stockholder Representative will have forty-five (45) days after receipt of such statement to object to the calculation of revenues and the earnout payment. Buyer and Stockholder Representative will seek in good faith to resolve any disagreement by negotiation. If they are unable to do so, either party may submit any dispute regarding the calculation of revenues to arbitration. A dispute as to the calculation of the revenues will not be grounds for withholding or delaying payment of any portion of the earnout payment acknowledged by Buyer to be payable, and acceptance of payment !Or the undisputed amount of the eamout payment will not prejudice Stockholder's claim for additional sums.

2.3         The Closing.

The closing (the "Closing") will take place at the offices of Buyer, 1510 Cotner Ave, Los Angeles, CA 90025, commencing at 9:00 a.m., local time, on the Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Merger (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Acquired Entity may mutually determine (the "Closing Date").

2.4         Deliveries at the Closing.

At the Closing:

(a)            Acquired Entity will deliver to Buyer:

(i)           a certificate, substantially in the form of Exhibit A., duly executed on the Acquired Entity's behalf, as to whether each condition specified in Section 7.2(a) through 7.2(c) has been satisfied in all respects.

(ii)           a statement prepared in good faith by the Acquired Entity in reasonable detail showing the Average Working Capital for the measuring period ending as of the day prior to the Closing Date, which statement will be used to calculate any adjustment to the Merger Consideration.

(b)            Buyer will deliver:

(i)           to each Stockholder who has executed a Transmittal Form and delivered certificates representing the Acquired Entity Shares or a Lost Certificate Affidavit, their Pro Rata share of the Closing Consideration by wire transfer or cashier's check (except as to dissenting shares which shall be retained by Buyer);

(ii)           to the Stockholder Representative An Officers' certificate, substantially in the form of Exhibit B, duly executed on Buyer's behalf, as to whether each condition specified in Section 7.3(a) and 7.3(b) has been satisfied in all respects.

(iii)          To each Stockholder a Merger Note made payable to such Stockholder in each Stockholder's Pro Rata share of the aggregate amount of the Promissory Notes.

(iv)          To each holder of Negotiated Debt, payment of the amount of such debt to be paid at Closing as set forth in Exhibit 3.

(v)           To each employee entitled to Employee Payments, the amount to which such employee is entitled to be paid at Closing as set forth in Exhibit 2, which amount \yin be subject to applicable withholding.

(vi)          To each person entitled to a Tier 1 Note, or Tier 2 Note, a Note made payable to such person in the amount reflected on Exhibit 3.

(vii)         To each party entitled to Transaction Expenses, the amount to which they are entitled.

(viii)        The sum of S 100,000 by wire transfer to the Stockholder Representative.

2.5          Effect of Merger.

(a)           General. The Merger shall become effective at the time (the "Effective Time") Acquired Entity and Merger Sub file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the DGCL. Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Acquired Entity or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

(b)           Charter. The Charter of Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the certificate of incorporation of Merger Sub immediately prior to the Effective Time (except that the name of Surviving Corporation will remain unchanged).

(c)           Bylaws. The bylaws of Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the bylaws of Merger Sub immediately prior to the Effective Time (except that the name of Surviving Corporation will remain unchanged).

(d)           Directors and Officers. The directors and officers of Merger Sub shall become the directors and officers of Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

(e)           Conversion of Acquired Entity Shares. At and as of the Effective Time, (A) each Acquired Entity Share (other than any Dissenting Share) shall be converted into the right to receive an amount equal to the Per Share Closing Consideration, in cash (without interest) plus (i) the right to receive its Pro Rata share of the Earnout Payment if and when paid and (ii) a Merger Note in an amount equal to the Per Share Merger Note; and (B) each Dissenting Share shall be converted into the right to receive payment from Surviving Corporation with respect thereto in accordance with the provisions of the DGCL; provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Acquired Entity Shares outstanding. No Acquired Entity Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.5(e) and in Section 2.5(0 with respect to appraisal rights after the Effective Time.

(f)           Appraisal Rights. Notwithstanding anything to the contrary herein, Dissenting Shares held by a Stockholder shall not be converted as of the Effective Time into the right to receive the Per Share Merger Consideration, but instead shall have such rights as may be available under the DGCL. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall be cancelled and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DOCL; provided, however, that if any such Stockholder shall have failed to perfect or shall effectively withdraw or lose its right to appraisal and payment under the DCCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, such Stockholder's Acquired Entity Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Merger Consideration and such Acquired Entity Shares and shall no longer be Dissenting Shares. Acquired Entity shall give Buyer prompt notice of all written demands received by Acquired Entity for appraisal rights. Acquired Entity shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands. Acquired Entity shall hold the Merger Consideration that would have been paid in respect to Dissenting Shares as a result of the Merger had they not been Dissenting Shares.

(g)           Conversion of Merger Sub's Capital Stock. At and as of the Effective Time, each share of Merger Sub's common stock shall be converted into one share of Surviving Corporation's Common Stock.

(h)           Stock Options. Acquired Entity shall have no outstanding option, warrant or other right to purchase Acquired Entity Shares as of the Closing Date.

(i)            Procedure for Payment, Each Stockholder will be provided with a Transmittal Letter, with instructions for its use, for the Stockholder to use in surrendering the certificates that represent such Stockholder's Acquired Entity Shares against payment of the Merger Consideration. To the extent a Stockholder has submitted the documentation specified in the Transmittal Letter together with the Acquired Entity Shares on or prior to the Closing, the Buyer will pay such Stockholder's Closing Consideration at the Closing. If at the Closing not all Stockholders have submitted the required documentation, Buyer shall transfer any remaining Closing Consideration into a separate account, to be used solely for paying the Closing Consideration ("Payment Account"). If at the end of 180 days after the Effective Time funds remain in the Payment Account, Buyer may pay over to the Surviving Corporation such remaining funds, and thereafter all former Stockholders shall be entitled to look to Surviving Corporation (subject to any abandoned property, escheat and other similar laws) as general creditors thereof with respect to Closing Consideration payable upon surrender of their certificates.

(j) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Acquired Entity Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of Surviving Corporation.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as set forth in the disclosure letter delivered at or prior to the execution of this Agreement (the "Buyer Disclosure Schedule"), Buyer represents and warrants to the Stockholders as follows:

3.1 Entity Status. Buyer is an entity duly created, formed or organized, validly existing and in good standing under the Laws of the State of California. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware.

3.2 Power and Authority. Enforceability. Each of Buyer and Merger Sub has the relevant entity power and authority to execute and deliver each Transaction Document to which it is a party, and to perform and consummate the Transaction. Each of Buyer and Merger Sub has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of their obligations thereunder, and the consummation of the Transaction. The Transaction Document has been duly authorized, executed and delivered by and is enforceable against, Buyer and Merger Sub, to the extent Buyer or Merger Sub is a party thereto.

3.3 No Violation. Except as set forth on Schedule 3.3 of the Buyer Disclosure Schedule, the execution and delivery of the Transaction Document to which Buyer or Merger Sub is a party by Buyer or Merger Sub and the performance and consummation of the Transaction will not (i) Breach any Law to which Buyer or Merger Sub is subject or any provision of their respective Organizational Documents; (ii) Breach any Contract or Permit to which Buyer or Merger Sub is a party or by which either is bound or to which any of their assets is subject; (iii) require any Consent.

3.4 Regulatory Approvals. Neither Merger Sub nor Buyer has taken any action and do not have any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any consents of a Governmental Body or result in the imposition of a condition or restriction with respect to any such consents.

 3.5 Fraudulent Transfer Law. Assuming the Acquired Entity is not insolvent immediately prior to the Closing Date, the Acquired Entity will not be insolvent immediately after the Closing Date, taking into account changes in assets and Liabilities of the Acquired Entity as a result of the Merger and the other transactions contemplated hereby.

3.6          Acquired Entity Review. Buyer and Merger Sub represent and warrant that they:

(i)           have such Knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of its investment in the Common Stock contemplated hereby, and that Buyer is able to bear the economic risk of such investment indefinitely.

(ii)          have or by the Closing Date will have (A) had the opportunity to meet with representative officers and other representatives of Acquired Entity to discuss Acquired Entity's business, assets, liabilities, financial condition, cash flow, and operations, and (B) received all materials, documents and other information that it deems necessary or advisable to evaluate the Acquired Entity and the Transaction.

(iii)         assisted by their Representatives, have conducted their own independent investigation, review and analysis of the Acquired Entity, including, without limitation, its Representatives have been provided reasonable access to the properties, premises, records and key employees of Acquired Entity for the purpose of such investigation, review and analysis. In entering into this Agreement, Buyer and Merger Sub have solely relied upon their own investigation, review and analysis and the representations and warranties contained in this Agreement, and agree, to the fullest extent permitted by law, that neither Acquired Entity nor any of their respective directors, officers, Stockholders, Affiliates or Representatives shall have any liability or responsibility of any kind whatsoever to Buyer and Merger Sub on any basis (including, without limitation, in statements made, to Buyer and Merger Sub prior to the execution of this Agreement), except to the extent Acquired Entity makes specific representations and warranties in this Agreement with respect thereto but always subject to the limitations and restrictions contained in this Agreement.

(iv)         are not aware, based on the independent investigation, review and analysis of the Acquired Entity, including, without limitation, its assets, condition, operations and prospects conducted by Buyer and Merger Sub and their Representatives involved in the due diligence on their behalf, of any Breach under the representations and warranties set forth in Article 4 of this Agreement. Buyer and Merger Sub agree that if Buyer and Merger Sub, or any of their Representatives involved in the due diligence on behalf, has any such awareness, Buyer and Merger Sub shall nave no claim(s) and Acquired Entity shall not be liable for any Damages in respect of a Breach under the representations and warranties to which such awareness relates,

If, prior to Closing, Buyer and Merger Sub becomes aware of a Breach under the representations and warranties set forth in Article 4 of this Agreement, it shall give Acquired Entity notice thereof (stating the nature of the fact, circumstance or event concerned, as well as the amount of the Damages expected) as soon as reasonably possible after Buyer or Merge Sub has become aware of such Breach.

3.7          Brokers' Fees. Neither Buyer nor Merger Sub has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transaction.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES CONCERNING THE
ACQUIRED ENTITY

Except as set forth in the Acquired Entity disclosure letter delivered at or prior to the execution of this Agreement by the Seller (the "Acquired Entity Disclosure Schedule"), Acquired Entity, represents and warrants to Buyer as follows:

4.1          Corporate Status.

Acquired Entity is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the State of Delaware. Acquired Entity and each of its Subsidiaries is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Acquired Entity and each of its Subsidiaries has the requisite power and authority necessary to own or lease its properties and to carry on its business as currently conducted. Acquired Entity has delivered to Buyer correct and complete copies of Acquired Entity's Organizational Documents, as amended to date. Acquired Entity is not in Breach of any provision of its Organizational Documents.

4.2          Power and Authority; Enforceability.

Acquired Entity has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transaction. Acquired Entity has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of Acquired Entity's obligations thereunder, and the consummation of the Transaction. Each Transaction Document to which Acquired Entity is a party has been duly authorized, executed, and delivered by, and is Enforceable against, Acquired Entity,

4.3          No Violation.

Except as set forth on Section 4.3 of the Acquired Entity Disclosure Schedule, the execution and the delivery of the applicable Transaction Document by the Acquired Entity and the performance of its obligations hereunder and thereunder, and consummation of the Transaction by Acquired Entity will not (a) to Acquired Entity's Knowledge, Breach any Law to which Acquired Entity is subject or any provision of the Organizational Documents of Acquired Entity, except where such Breach could not reasonably be expected to have a Material Adverse Effect; (b) Breach any Contract or Permit to which Acquired Entity is a party or by which it is bound or will not create any Encumbrance on any of its assets (other than Permitted Encumbrances) except where such Breach or Encumbrance could not reasonably be expected to have a Material Adverse Effect; or (e) require any Consent, except where failure to obtain such Consent would not have a Material Adverse Effect, except any notifications or filings to relevant state or federal regulatory agencies. The copy of the Acquired Entity's Organizational Documents that were provided to Buyer are accurate and complete and reflect all amendments made through the date hereof. The Acquired Entity's minute book and other records made available to Buyer for review reflect all material actions taken and authorizations made at meetings of Acquired Entity's boards of directors or any committees thereof and at any Equity Interest owner meetings thereof.

4.4          Brokers' Fees.

Acquired Entity has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transaction for which Buyer or any Acquired Entity could become directly or indirectly Liable, except the obligation of Acquired Entity to Dresner Partners and Robert Pryor.

4.5          Capitalization.

Acquired Entity has: (i) authorized 50,000,000 shares of Common Stock, par value $0.001 per share, of which 25,340,127 are issued and outstanding, and (ii) authorized 10,000,000 shares of preferred stock, par value of $0.001 per share, of which none is issued and outstanding. All of the issued and outstanding Common Stock: (a) has been duly authorized and are validly issued, fully paid, and nonassessable, and (b) was issued in material compliance with all applicable state and federal securities Laws. No Commitments will exist with respect to the Common Stock of the Acquired Entity as of the Closing Date and no Commitments will arise in connection with the Transaction. There are no Contracts with respect to the voting or transfer of the Common Stock. The Acquired Entity is not obligated to redeem or otherwise acquire any of its outstanding Common Stock. The Acquired Entity has no outstanding equity other than the Common Stock.

4.6          Records and Subsidiary.

(a)           Section 4.6(a) of the Acquired Entity Disclosure Schedule accurately sets forth the names and titles of Acquired Entity's officers. Acquired Entity has delivered to Buyer accurate and complete copies of:

The Stock Records of Acquired Entity; and

ii. The Minutes and other Records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Stockholders of Acquired Entity and all Committees of the Acquired Entity.

(b)           Acquired Entity does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity, except eRAD, Inc., a Pennsylvania corporation, and Kepdoktor Kft, a Hungarian company operating under a Deed of Foundation. eRAD, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Kepdoktor Kft is an entity duly organized, validly existing, and in good standing under the laws of Hungary. All the issued and outstanding shares of Kepdoktor Kft and eRAD, Inc. are validly issued, fully paid, and nonassessable, and are owned by Acquired Entity, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions and each is in good standing in each jurisdiction where the nature of its respective businesses or properties require such qualification, except where the failure to qualify would not have a Material Adverse Effect. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Kepdoktor Kft or eRAD, Inc. to issue or to transfer from treasury any additional shares of its capital stock of any class. The reference to Acquired Entity herein includes reference to its Subsidiaries, unless the context clearly would be otherwise,

4.7         Financial Statements.

Set forth on Section 4.7 of the Acquired Entity Disclosure Schedule are the following financial statements (collectively the "Financial Statements").

(a)           Unaudited consolidated balance sheets and statements of income, as and for the three (3) fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007 for the Acquired Entity, and

(b)           Unaudited consolidated balance sheets and statements of income, (the "Interim Financial Statements") as and for the six (6) months ended June 30, 2010 (the "Balance Sheet Date") for the Acquired Entity.

Except as set forth in Section 4.7 of the Acquired Entity Disclosure Schedule, the Financial Statements have been prepared generally in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Acquired Entity as of such dates and the results of operations of the Acquired Entity for such periods, are con-eet and complete in all material reports, and are consistent with the hooks and records of the Acquired Entity; provided, however, that the Financial Statements lack footnotes and other presentation items. Since the Balance Sheet Date Acquired Entity has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

4.8         Subsequent Events.

Except as set forth in Section 4.8 of the Acquired Entity Disclosure Schedule, since the Balance Sheet Date the Acquired Entity has operated in the Ordinary Course of Business and there has not been any:

(a)           event, situation or occurrence that individually or in the aggregate has had a Material Adverse Effect;

(b)           any increase in the compensation or fringe benefits payable or to become payable to any executive officer of the Acquired Entity, other than routine increases made in the Ordinary Course of Business or as required by law or under any existing agreements;

(c)           any amendments, alterations or modification in the terms of any currently outstanding Common Stock of the Acquired Entity or any securities convertible into or exchangeable for such Common Stock, including without limitation any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities and the Acquired Entity has not sold or otherwise issued any Common Stock;

(d)           any material closure, shut down or other elimination of the Acquired Entity's offices, franchises or any other change in the character of its business, properties or assets, except for closures, shut downs, or other eliminations that have not had a Material Adverse Effect;

(e)           loan or advance to or other such agreement with any of its Equity Interest holders, officers, employees, agents, consultants or other Representatives, except in the Ordinary Course of Business;

(1)          damage, destruction or loss with respect to any of the properties or assets of the Acquired Entity that would reasonably be expected to have a Material Adverse Effect;

(g)          sale, lease, transfer, or assignment of any assets not in the Ordinary Course of Business;

(h)          cancellation, compromise, waiver, or release of any Action (or series of related Actions) outside the Ordinary Course of Business;

(i)           Material Contracts entered into or any material rights granted with respect to any Intellectual Property;

0)            amendment, modification or change (or authorization thereof) to the Organizational Documents of Acquired Entity;

(k) event, incident, action, failure to act, or transaction with respect to the Acquired Entity outside the Ordinary Course of Business; and Acquired Entity has not committed to any of the foregoing; or

(l) agreement to do, cause or suffer any of the foregoing.

4.9          Liabilities.

To the Acquired Entity's Knowledge, Acquired Entity has no Liability, except for (a) Liabilities quantified on the face of the Financial Statements or disclosed in any notes thereto and not heretofore paid or discharged, (b) Liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business which, individually or in the aggregate are not material and are of the same character and nature as Liabilities quantified on the face of the Interim Financial Statements or disclosed in any notes thereto, and (e) Liabilities disclosed in writing to Buyer and included in the hereto attached Schedule 4.9. On the Closing all of the Acquired Entity's assets shall be free and clear of all liens and encumbrances, except for those set forth in Schedule 4.9 attached hereto.

4.10       Legal Compliance.

To Acquired Entity's Knowledge, Acquired Entity has complied with all applicable Laws, and no Action is pending or Threatened against it alleging any failure to so comply. To the Acquired Entity's Knowledge, no material expenditures are, or based on applicable Law, will be required of Acquired Entity for it and its business and operations to remain in compliance with applicable Law. The Acquired Entity has all Permits that are required for the conduct of its business as presently conducted except where the failure to have a Permit could not reasonably be expected to have a Material Adverse Effect, all such Permits are in full force and effect and to Acquired Entity's Knowledge, no suspension or cancellation is Threatened. The Acquired Entity has not received, and to the Knowledge of Acquired Entity, no employee of the Acquired Entity has ever received, any notice or other communication (in writing) from any governmental body or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any permit on the part of the Acquired Entity or relating to its business or assets, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any governmental authorization on the part of the Acquired Entity or relating to its business or assets.

4.11       Tax Matters.

(a)           Except as provided in Section 4.11 of the Acquired Entity Disclosure Schedule, all Tax Returns that are required to be filed by or with respect to the Acquired Entity and its Subsidiaries have been duly filed or if required to be filed prior to the Closing Date will be filed when due and all such returns are true, complete and correct in all material respects.

(b)           All Taxes shown to be due on such Tax Returns or if any Taxes are shown to be due on any Returns filed prior to the Closing Date have been paid or will be paid in full or reserved on the Balance Sheet.

(c)           All deficiencies asserted or assessments made as a result of any examinations have been paid in full other than those being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Balance Sheet.

(d)           There are no Liens for Taxes upon the properties or assets of the Acquired Entity other than Liens for current Taxes not yet due and payable. The Acquired Entity has made available to Buyer true and correct copies of the United States federal income Tax Returns (and any foreign tax returns) filed by or with respect to the Acquired Entity for each of the three most recent fiscal years ended on or before December 31, 2009, and has provided the Tax Return for December 31, 2009.

(e)           The Acquired Entity has not entered into or become bound by any agreement or consent pursuant to section 341(f) of the Code. The Acquired Entity will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring or accounting methods employed, prior to the Closing. There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Acquired Entity that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to section 280G or section 162 of the Code. The Acquired Entity is not a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

4.12        Real Property and Leaseholds.

(a)           The Acquired Entity does not own any real property or interest therein.

(b)           The Acquired Entity holds valid and subsisting leasehold interests in all parcels of real property leased or subleased to the Acquired Entity, free and clear of all encumbrances.

4.13        Intellectual Property.

(a)           Trade Names, Trademarks and Copyrights. Neither Acquired Entity nor its Subsidiaries uses any trademark, service mark, trade name, or copyright in their respective business, and neither owns any trademarks, trademark registrations or applications, trade names, service marks, copyrights, or copyright registrations or applications, except as set forth in Schedule 4.13(a) to the Acquired Entity Disclosure Schedule. To Acquired Entity's Knowledge, no person owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application the use of which is necessary or contemplated in connection with the operation of Acquired Entity's or its Subsidiaries' businesses or in connection with the performance of any contract to which Acquired Entity or any of its Subsidiaries is a party.

(b)            Patents and Patent Rights. Schedule 4.13(b)(i) to the Acquired Entity Disclosure Schedule is a complete schedule of all patents, inventions, industrial models, processes, designs, and applications for patents owned by Acquired Entity or its Subsidiaries or in which they have any rights, licenses, or immunities. To Acquired Entity's Knowledge, the patents and applications for patents listed in Schedule 4.13(b)(i) to the Acquired Entity Disclosure Schedule are valid and in full force and effect and except as set forth in Schedule 4.13(b)(i) of the Acquired Entity Disclosure Schedule are not subject to any taxes, maintenance fees, or actions falling due within ninety (90) days after the Closing Date. Except as set forth in Schedule  4.13(b)(i) to Acquired Entity Disclosure Schedule there have not been any interference actions or other judicial, arbitration, or other adversary proceedings concerning the patents or applications for patents listed in Schedule 4.13(b)(i) to the Acquired Entity Disclosure Schedule. Each patent application is awaiting action by its respective patent office except as otherwise indicated in Schedule 4.13(b)(i) to the Acquired Entity Disclosure Schedule. To the Knowledge of the Acquired Entity, no Claim has been asserted alleging that Acquired Entity or its Subsidiaries has infringed or is now infringing on any patent or other right belonging to any person, firm or corporation. Except as set forth in Schedule 4.13(b)(ii) to the Acquired Entity Disclosure Schedule, neither Acquired Entity nor its Subsidiaries is a party to any license, agreement, or arrangement, whether as licensee, licensor, or otherwise, involving the licensing of any patent or application for patent. To the Knowledge of Acquired Entity, Acquired Entity and its Subsidiaries have the right and authority to use such inventions, trade secrets, processes, models, designs and formulas as are necessary to enable them to conduct and to continue to conduct all phases of the businesses they currently conduct in the manner presently conducted by them and that use does not and will not, conflict with infringe on, or violate any patent or other rights of others.

(c)           Trade Secrets. To the Knowledge of Acquired Entity Schedule 4.13(c) to the Acquired Entity Disclosure Schedule is a list, without extensive or revealing descriptions, of those items believed by Acquired Entity to be trade secrets of Acquired Entity and its Subsidiaries, including customer lists, processes, know-how and other technical data. The location of each such trade secret's documentation, including as applicable its description, specifications, charts, procedures, and other material relating to it, is also set forth with it in that Schedule. To the Knowledge of Acquired Entity, each trade secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it, and to allow use by Buyer without reliance on the special knowledge or memory of others as it is currently used in connection with the business being conducted by the Acquired Entity and in the manner presently conducted by Acquired Entity.

To Acquired Entity is Knowledge, Acquired Entity and its Subsidiaries are the sole owners of each of these trade secrets set forth on Schedule 4.13(c) to the Acquired Entity Disclosure Schedule, free and clear of any liens, encumbrances, restrictions or legal or equitable claims of others, except as specifically stated in Schedule 4.13(c) to the Acquired Entity Disclosure Schedule and Acquired Entity and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets listed on Schedule 4.13(c) to the Acquired Entity Disclosure Schedule.

(d) Other Intangible Property. To the Knowledge of the Acquired Entity, Schedule 4.13(d) to the Acquired Entity Disclosure Schedule is a list of Acquired Entity's intangible assets, other than those specifically referred to elsewhere in this Agreement.

4.14       Contracts.

Section 4.14(a) of the Acquired Entity's Disclosure Schedule lists all Contracts of the Acquired Entity that provide for an aggregate payment from the Acquired Entity in any contract year in excess of Twenty-Five Thousand Dollars (S25,000) other than (i) contracts or commitments that can or in reasonable probability will be completed within 90 days of the Closing Date or can be terminated within such 90 day period without payment of a penalty, (ii) contracts or commitments for goods and services purchased in the Ordinary Course of the Business of the Acquired Entity in amounts consistent with past practice.

The Acquired Entity is not in Breach or violation of any Contract set forth on the Acquired Entity Disclosure Schedule, or in default with respect thereto, except for Breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect, Except as provided in the Acquired Entity Disclosure Schedule, none of the Contracts of the Acquired Entity contains any provisions that upon a change in control of the Acquired Entity would have a Material Adverse Effect.

Section 4.14(b) to the Acquired Entity Disclosure Schedule is a correct and current list of the top 25 customers (by sales volume) of Acquired Entity and its Subsidiaries (combined but separately identified as to the appropriate entity) together with summaries of the sales made to each customer during the most recent fiscal year. Except as indicated in Section 4.14(b) to the Acquired Entity Disclosure Schedule, to the Knowledge of Acquired Entity, none of these customers have provided notice that they intend to cease doing business with Acquired Entity or any of its Subsidiaries, or materially alter the amount of business that they are presently doing with Acquired Entity or any of its Subsidiaries.

4.15       Receivables.

All of the Receivables as reflected in the Financial Statements and any additional Receivables recorded in the books and records of the Acquired Entity thereafter are and as of the Closing Date will be, Receivables that arose in the Ordinary Course of Business and are not subject to any material valid counterclaims or setoffs (except as reserved against in the Financial Statements, or in a subsequent balance sheet to the extent they are recorded after the Balance Sheet Date),

4.16       Litigation.

Except as set forth on Section 4.16 to the Acquired Entity Disclosure Schedule, Acquired Entity is not (a) subject to any outstanding order or (b) is a party to, the subject of, or to the Knowledge of Acquired Entity is threatened to be made a party to or the subject of any Action, except orders or Actions that would not individually, or in the aggregate reasonably be expected to have a Material Adverse Effect.

4.17       Labor; Employees.

(a)           Acquired Entity is not a party to or bound by any collective bargaining Contract, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Acquired Entity's Knowledge, Acquired Entity has not committed any unfair labor practice. Acquired Entity has no Knowledge of organizational effort currently being made or threatened by or on behalf of any labor union with respect to Acquired Entity's employees.

(b)           Section 4.17(b) of the Acquired Entity Disclosure Schedule contains an accurate list of all written employment Contracts between the Acquired Entity and its employees. Except in accordance with the contracts, agreements, plans or programs identified in Section 4.17(b) of the Acquired Entity Disclosure Schedule, and except for the Employee Payments and the Deferred Compensation, no individual will accrue or receive material additional benefits, service or accelerated rights to payment of benefits as a result of the transactions contemplated by this Agreement.

4.18       Employee Benefits.

(a) Section 4.18 of the Acquired Entity Disclosure Schedule is a list of all plans and other arrangements which provide compensation or benefits to officers, directors or consultants or employee benefits to employees of the Acquired Entity, including, without limitation, all "employee benefit plans" as defined in Section 3(3) or ERISA, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, and all employment or executive compensation agreements (collectively, the "Acquired Entity Plans"), All Acquired Entity Plans comply with and are and have been operated in material compliance with each applicable provision of ER ISA, the Code, other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith to the extent applicable to such Acquired Entity Plans. Neither the Acquired Entity nor any member of the same controlled group of businesses as the Acquired Entity within the meaning of Section 4001(a)(14) of ERISA (an "ERISA Affiliate") is or ever was a sponsor or obligated to contribute to any plan covered by Title IV or ERISA or Section 412 of the Code, or any "multiemployer plan," within the meaning of Section 3(37) of ERISA. Each Acquired Entity Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in Section 4980D(a) of the Code, has complied in all material respects, and, except as required by suc• sections of the Code, no Acquired Entity Plan which is a "welfare benefit plan," as defined in Section 3(1) of ERISA, provides for post-employment benefits. Notwithstanding any statement or indication in this Agreement to the contrary, to the Knowledge of Acquired Entity, there are no Acquired Entity Plans which the Acquired Entity or Buyer will not be able to terminate (or in which the Acquired Entity or Buyer will not be able to terminate the participation of their employees) immediately after the Closing in accordance with their terms and ERISA, and without incurring any expenses (including, but not limited to, loads or termination charges imposed with respect to insurance policies or mutual funds used to fund such Acquired Entity Plans), other than administrative expenses in connection with such termination. Neither the Acquired Entity nor any ERISA Affiliate has failed to make any material contributions or to pay any material amounts due and owing as required by the terms of any Acquired Entity Plan. Each Acquired Entity Plan which is intended to be a qualified plan under Section 401(a) of the Code has been provided a copy of an opinion letter from the Internal Revenue Service (the "Opinion Letter") to Alliance Benefit Group Carolinas LLC, the sponsor of the prototype plan, and has been operated substantially in accordance with its terms and with the provisions of the Code. No amounts payable under the Acquired Entity Plans will fail to be deductible for federal income tax purposes by virtue of Sections 162(m) or 280G of the Code. Other than routine claims for benefits under the Acquired Entity Plans, there are no pending, or to the best Knowledge of the Acquired Entity, threatened investigations, proceedings, claims, lawsuits, disputes, actions, audits or controversies involving the Acquired Entity Plans or the Fiduciaries, administrators, or trustees of any of the Acquired Entity Plans or the Acquired Entity or any ERISA Affiliate of either as the employer or sponsor under any Acquired Entity Plan, with any of the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any Acquired Entity Plan or any other Person whomsoever. The Seller has no Knowledge of any reasonable basis for any such claim, lawsuit, dispute, action or controversy. The Acquired Entity has delivered to Buyer true and complete copies of: (i) each Acquired Entity Plan and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective Summary Plan Description pertaining to each of Acquired Entity Plan, (iii) the three most recent annual reports for the Acquired Entity Plans (including all relevant schedules), (iv) the Opinion Letter, and (v) financial statements for each funded Acquired Entity Plan. The Acquired Entity is not party nor subject to any agreement, contract or other obligation which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee of the Acquired Entity or to any other Person as a result of the consummation of the transactions contemplated herein.

(b) To the Knowledge of Acquired Entity, no material inaccurate misrepresentation, statement or other communication has been made or directed (in writing or otherwise) to any current or former employee (who was employed during the three years prior to the Closing) of the Acquired Entity (i) with respect to such employee's participation, eligibility for benefits, vesting, benefit accrual or coverage under any Acquired Entity Plan or with respect to any other matter relating to any Acquired Entity Plan, or (ii) with respect to any proposal or promise on the part of the Acquired Entity to establish or sponsor any employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature. Except as set forth in Section 4.18 to the Acquired Entity Disclosure Schedule, the Acquired Entity has not promised its employees (in writing or otherwise) that it intends or expects to establish or sponsor any employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature in the future.

(c) Immediately prior to the Closing Date, Acquired Entity will terminate its 401(k) plan (the "Plan") by adopting a resolution of its Board of Directors authorizing such termination. The Acquired Entity will not submit the Plan to the IRS for a favorable determination letter on its termination, and Buyer consents to and agrees that no filing is required. At Closing, the Trustee of the Plan will resign and Buyer will appoint a new Trustee. Buyer and the new Trustee will be responsible for the winding up of the Plan and the distribution of Plan assets in accordance with applicable laws, rules and regulations. Buyer shall indemnify the Stockholders from and against any liability in connection with the wind up of the Plan and distribution of Plan assets.

4.19       Environmental, Health, and Safety Matters.

Except as set forth on Section 4.19 of the Acquired Entity Disclosure Schedule, (a) the Acquired Entity is in material compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets except where the failure could not reasonably be expected to have a Material Adverse Effect; (b) the location at which the Acquired Entity operates, or has operated, its business is in material compliance with all Environmental, Health and Safety Requirements except where the failure could not reasonably be expected to have a Material Adverse Effect; and (0) there are no pending, or to Acquired Entity's Knowledge, any Threatened allegations by any Person that the Acquired Entity's properties or assets are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements,

4.20       Insurance.

(a) Section 4.20 of the Acquired Entity Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of the Acquired Entity:

(i)           the name of the insurance carrier that issued such policy and the policy number of such policy;

(ii)           whether such policy is a "claims made" or an-"occurrences" policy;

(iii)           a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage);

(iv)           the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

(v)            a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

Section 4.20 also identifies (i) each pending application for insurance that has been submitted by or on behalf of the Acquired Entity, and (ii) each self-insurance or risk-sharing arrangement affecting the Acquired Entity or any of its assets. The Acquired Entity has delivered to the Buyer accurate and complete copies of all of the insurance policies identified in Section 4.20 of the Acquired Entity Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Section 4.20 of the Acquired Entity Disclosure Schedule.

(b)           Each of the policies identified in Section 4.20 of the Acquired Entity Disclosure Schedule is valid, enforceable and in full force and effect, All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete in all material respects, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. To the Knowledge of Acquired Entity, the nature, scope and dollar amounts of the insurance coverage provided by said policies are sufficient to adequately insure the Acquired Entity's business, assets, operations, key employees, services and potential liabilities.

(c)           Except as set forth in Section 4.20 of the Acquired Entity Disclosure Schedule, there is no pending claim under or based upon any of the policies identified in Section 4.20 of the Acquired Entity Disclosure Schedule; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

(d)           The Acquired Entity has not received:

(i)           any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Section 4.20 of the Acquired Entity Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;

(ii)           any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Section 4.20 of the Acquired Entity Disclosure Schedule; or

(iii)          any written notice that the issuer of any of the policies identified in Section 4.20 of the Acquired Entity Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

4.21       Related Party Transactions.

Except as set forth in Section 4.21 of the Acquired Entity Disclosure Schedule:

(a)           no Affiliate or Affiliated party has, and no Affiliate or Affiliated party has at any time during the last three years, had any direct or indirect interest of any nature in any asset used in or otherwise relating to its business;

(b)          no Affiliate or Affiliated party is, or has at any time during the last three years been, indebted to the Acquired Entity;

(c)           During the last three years, no Affiliate or Affiliated party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Acquired Entity, except for any such interest involving less than Fifty Thousand Dollars ($50,000).

4.22       Certain Payments, Etc.

Neither the Acquired Entity nor to the best Knowledge of the Acquired Entity any officer, employee, agent or other Person acting for or on behalf of the Acquired Entity has at any time, directly or indirectly:

(a)           used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawfill or unrecorded fund or account of any nature;

(b)           made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Acquired Entity, or

(c)           made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person.

ARTICLE 5.
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier of the Closing and the Termination Date:

5.1          General

Each Party will use its Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions applicable to it (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in ARTICLE 7.

5.2          Notices and Consents.

(a) Acquired Entity will give any notices to third parties, and will use its Best Efforts to obtain any third party Consents listed on Section 4.3 of the Acquired Entity Disclosure Schedule as soon as possible after the date of this Agreement and shall remain in force through the Closing Date. Acquired Entity will give any notices to, make any filings with, and use its Best Efforts to obtain any Consents of Governmental Authorities, if any, required pursuant to any applicable Law in connection with the Transaction including in connection with the matters referred to in Sections 4.3 as soon as possible after the date of this Agreement and shall remain in three through the Closing Date.

(b)           Buyer will give any notices to third parties, and will use its Best Efforts to obtain any third party consents listed on Section 3.3 of the Buyer Disclosure Schedule. Buyer will give any notices to, make any filings with, and use its Best Efforts to obtain any Consents of Governmental Bodies, if any, required pursuant to any applicable Law in connection with the Transaction including in connection with the matters referred to in Section 3.3 as soon as possible after the date of this Agreement and shall remain in force through the Closing Date. Buyer shall have the right to extend the Closing Date in the event, in Buyer's determination, the failure to obtain the Consent shall negatively impact its ability to conduct its business following the Closing Date.

(c)           Each Party will cooperate and use its Best Efforts to agree jointly on a method to overcome any objections by any Governmental Body to the Transactions.

(d)           Nothing in this Section 5.2 will require that (i) Buyer or its Affiliates divest, sell, or hold separately any of its assets or properties, (ii) Buyer, its Affiliates, or the Acquired Entity (the determination with respect to which Buyer will make) take any actions that could affect the normal and regular operations of Buyer, its Affiliates, or the Acquired Entity after the Closing or (iii) the Acquired Entity take any action that could affect its normal and regular operations prior to Closing. Subject to compliance with applicable Law, from the date hereof until the earlier to occur of the Closing or the Termination Date, the Acquired Entity will confer on a regular basis with one or more representatives of Buyer who are in a need to know position with Buyer to report on operational matters and the general status of the Acquired Entity's ongoing business, operations and finances, provided each such representative acknowledges to Acquired Entity's satisfaction their confidentiality obligation to the Acquired Entity.

5.3	Operation of Business.

Without the prior written consent of Buyer not to be unreasonably withheld, Acquired Entity will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.8., provided, however, the Acquired Entity may enter into and consummate a settlement agreement with respect to the Retained Litigation without Buyer's consent.

5.4	Preservation of Business.

The Acquired Entity will use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, and working conditions, and relationships with lessors, licensors, suppliers, customers, insurers and employees.

5.5	[Intentionally Left Blank]

5.6	Access.

Acquired Entity will permit representatives of Buyer to have reasonable access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of the Acquired Entity, to all premises, properties, personnel, books, records, Contracts, and documents pertaining to the Acquired Entity and will furnish copies of all such books, records, Contracts and documents pertaining to the Acquired Entity and will furnish copies of all such books, records, Contracts and documents and all financial, operating and other data, and other information as Buyer may reasonably request.

5.7	Confidentiality,

Except as may be required by Law or as otherwise expressly contemplated herein, no Party or their respective Affiliates, employees, agents and representatives will disclose to any third party any Confidential Information concerning the business or affairs of any other Party that it may have acquired from such Party in the course of pursuing the Transaction without the prior written consent of Stockholder Representative or Buyer, as the case may be; provided, however, any Party may disclose any such Confidential Information as follows: (a) to such Party's Affiliates and its or its Affiliates' employees, lenders, counsel, or accountants, provided such Party informs the recipients of their confidentiality obligations, the actions for which the applicable Party will be responsible; (b) to comply with any applicable Law or order, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of any Action of which it is aware which may result in disclosure and uses its Best Efforts — short of litigation — to limit or prevent such disclosure; (0) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or its Affiliates making such disclosure; (d) to the extent that the same information is in the possession (on a non-confidential basis) of the Party making such disclosure prior to receipt of such Confidential Information; (e) to the extent that the Party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; or (0 to the extent that the same information becomes available to the Party making such disclosure on a non-confidential basis from a source other than a Party or its Affiliates, which source, to the disclosing Party's Knowledge, is not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the other Party. If the Transactions are not consummated, each Party will return or destroy as much of the Confidential Information concerning the other Party as the Parties that have provided such information may reasonably request. Notwithstanding the foregoing, the Parties contemplate the issuance of a joint public announcement in connection with the execution of this Agreement and the consummation of the Transaction. Before making any such public announcement, the parties hereto shall use good faith efforts to agree upon the text of a joint announcement to be made by the Parties hereto or use good faith efforts to obtain the other Party's approval of the text of any public announcement to be made solely on behalf of such Party. If the Parties hereto are unable to agree on or approve such a public statement or announcement and a Party is of the good faith opinion that such statement or announcement is required by Law, or the rules of any stock exchange on which Buyer's parent's securities are traded, then such Party may make or issue the legally required statement or announcement.

5.8	Affiliated Transactions.

Upon Buyer's request, Acquired Entity will cause all Contracts and transactions by and between any Affiliate of Acquired Entity, on the one hand, and the Acquired Entity, on the other hand, to be terminated effective as of the Closing, without any cost or continuing obligation to the Acquired Entity or Buyer, and will deliver to Buyer evidence of such termination that is reasonably acceptable to Buyer.

ARTICLE 6.
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1	General.

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party will take such further action (including executing and delivering such further instruments and documents) as any other Party reasonably may request, all at the requesting Party's sole cost and expense (unless the requesting Party is entitled to indemnification therefore under ARTICLE 9). After the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Acquired Entity.

6.2	Litigation Support.

So long as any Party actively is contesting or defending against any Action in connection with (a) the Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date, each other Party will cooperate with such Party and such Party's counsel in the contest or defense, making available their personnel, and provide such testimony and access to their books and records as will be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party or one of its Affiliates is entitled to indemnification therefore under ARTICLE 9),

6.3	Cooperation with Respect to Tax Matters,

(a)          The Buyer shall prepare and file, or cause to be prepared and filed all Tax Returns required to be filed by the Acquired Entity with respect to periods due after the Closing Date, including any Straddle Tax Returns. With respect to Straddle Tax Returns, Buyer shall provide the Stockholder Representative with an opportunity to review and comment on such Tax Returns no less than 15 days prior to the due date thereof.

(b)          After the Closing Date, each of the Buyer and the Surviving Corporation, on the one hand, and the Acquired Entity, on the other, shall (i) provide, or cause to be provided, to each other's respective subsidiaries, officers, employees, representatives and affiliates, such assistance as may reasonably be requested, including making available employees and the books and records of the Acquired Entity and the Surviving Corporation by any of them in connection with the preparation of any Tax Return or any audit of the Acquired Entity in respect of which the Buyer or the Acquired Entity, as the case may be, is responsible pursuant to this Agreement and (ii) retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits.

(c)           Buyer shall promptly notify the Stockholder Representative in writing upon receipt by Buyer of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Period (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter"). At the option of the Stockholder Representative, the Stockholder Representative, at its sole expense, shall control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, that the Stockholder Representative may not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of Buyer, the Surviving Corporation for any period ending after the Closing Date, without the consent of the Buyer which consent will not be unreasonably withheld. The Stockholder Representative shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter, and Buyer shall have the right to participate in the defense of such Tax Matter and in connection therewith employ counsel, at its own expense, separate from counsel employed by the Stockholder Representative.

(d)           Buyer shall represent the interests of the Acquired Entity before the relevant Taxing authority with respect to any inquiry, claim, assessment, audit, or similar event relating to a Straddle Period (a "Straddle Period Tax Matter") and shall control the defense, compromise or other resolution of any such Straddle Period Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of or relating to, such Straddle Period Tax Matter. If the Stockholders would be required to indemnify Buyer pursuant to the terms of this Agreement with respect to such Straddle Period Tax Matter then: (A) the Stockholder Representative may participate in the defense of such Straddle Period Tax Matter and employ counsel, at its own expense, separate from counsel employed by Buyer and (B) neither Buyer nor the Surviving Corporation shall enter into any settlement of or otherwise compromise any such Straddle Period Tax Matter to the extent that it adversely affects the Tax liability of the Stockholders without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld or delayed. Buyer shall keep the Stockholder Representative fully and timely informed with respect to the commencement, status and nature of any Straddle Period Tax Matter.

(e)           Amendments to Tax Returns, The Surviving Corporation shall not amend any Tax Return filed by, or with respect to, the Acquired Entity or its Subsidiaries for any taxable period, or portion thereof, beginning before the Closing Date, without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld,

(f)            Inconsistent Position. Until such time as the statute of limitations has expired with respect to all Pre-Closing Periods, the Surviving Corporation will not take any position on any Tax Return for a Straddle Period or Post-Closing Period which is inconsistent with any position taken on a Tax Return for a Pre-Closing Period, without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld.

(g)           The Buyer and the Surviving Corporation shall be liable for, shall pay to the appropriate Tax authorities, and shall hold the Stockholder harmless against all Taxes of the Acquired Entity or Surviving Corporation that relate to (i) the taxable periods that begin after the Closing Date and (ii) the Post-Closing Period. The Buyer and the Surviving Corporation shall be entitled to any Tax refund (including interest) attributable to the taxable periods in respect of which the Buyer is so obligated to indemnify the Stockholders. The Stockholders shall be responsible for, shall pay to the appropriate Tax authorities, and shall hold the Buyer and the Surviving Corporation harmless against, all Taxes of the Acquired Entity that relate to (i) the taxable periods ending before or on the Closing Date, (ii) the Pre-Closing Period, and (iii) any liability incurred by the Surviving Corporation for the penalty which may be imposed as described in Section 4.11 of the Acquired Entity Disclosure Schedule.

6.4	Retained Litigation.

Acquired Entity will assign to the Stockholders all of its rights in the dispute with Misys presently in an arbitration proceeding. The Stockholders will assume all obligations with respect to the Retained Litigation, and will be entitled to all benefits and recoveries therefrom. The Surviving Corporation will cooperate with the Stockholder Representative with respect to the Retained Litigation, including making documents, correspondence and other relevant materials available.

6.5	Stockholder Representative.

Effective upon the execution, and without any further act of any Stockholder, Edward R. Eidelman, or any successors appointed pursuant to this section (the "Stockholder Representative") shall be and hereby is irrevocably appointed as agent and true and lawful attorney-in-fact for each Stockholder with full power of substitution or resubstitution, solely for the purposes set forth herein, such appointment being coupled with an interest and irrevocable. The Stockholder Representative shall act as the representative of the Stockholders, and shall be authorized to act on behalf of the Stockholders under this Agreement with respect to any matters relating to either, including (i) any additional amounts to be paid to or by the Stockholders after the Closing pursuant to this Agreement, (ii) any litigation or dispute related to this Agreement, (iii) execution and delivery of any and all documents, amendments or agreements that the Stockholder Representative deems necessary or appropriate in connection with the transactions contemplated hereby, and (iv) receipt of any notice or service of process in connection with any claims under this Agreement (all of which shall be deemed delivered or served upon all Stockholders upon delivery to the Stockholder Representative). The Stockholders shall be bound by all actions taken by the Stockholder Representative in its capacity thereof. The Stockholder Representative shall, in a reasonably prompt manner, provide written notice to the Stockholders of any action taken by the Stockholder Representative pursuant to the authority delegated the Stockholder Representative under this Section 6.5. Neither the Stockholder Representative nor any of his agents or employees shall be liable to any Stockholder for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of its bad faith or willful misconduct. The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by the Stockholder Representative in accordance with the advice of such counsel, accountants or experts. As to any matters not expressly provided for in this Agreement, the Stockholder Representative shall not be required to exercise any discretion or take any action. Any account established by the Stockholder Representative in connection with receipt of the Holdback or proceeds from the settlement of any Retained Litigation should be in the name of the Stockholder Representative and any interest earned on such accounts shall be paid to the Stockholder Representative to be used to offset costs incurred by the Stockholder Representative in the performance of its duties hereunder and to pay taxes on such interest income. Each Stockholder severally shall indemnify and hold harmless and reimburse the Stockholder Representative from and against such Stockholder's Pro Rata share of any and all Damages suffered or incurred by the Stockholder Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholder Representative under this Agreement and the Indemnification Agreement, other than such Damages arising out of or resulting from the Stockholder Representative's bad faith or willful misconduct. In all matters relating to this Section 6.5, the Stockholder Representative shall be the only party entitled to assert the rights of the Stockholders. Notwithstanding the following sentence, Buyer and Surviving Corporation shall be entitled to rely on all statements, actions, representations and decisions of the Stockholder Representative as being the binding acts of the Stockholders or any of them, notwithstanding any communication from any Stockholder to the contrary (other than communication regarding termination or replacement of the Stockholder Representative pursuant to this Section 6.5). By approving or adopting the Merger, each Stockholder confirms and ratifies all that the Stockholder Representative shall do or cause to be done in good faith as Stockholder Representative.

The Stockholder Representative may resign upon written notice to the Stockholders and the Surviving Corporation. The Stockholder Representative may be changed or replaced by vote of a majority of the Stockholders upon written notice to the Stockholder Representative and the Surviving Corporation. No bond shall be required of the Stockholder Representative. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders.

Upon the earlier of (i) the expiration of four (4) years from the Closing Date, or (ii) such time as the Stockholder Representative reasonably determines that the Holdback is no longer required, any amount of Holdback remaining shall be paid by the Stockholder Representative to the Stockholders, Pro Rata.

6.6	Further Assurances.

From time to time from and after the Closing, the parties will take any and all such action and execute and deliver to one another any and all further agreements, instruments, certificates and other documents, as may reasonably be requested by any other party in order more fully to consummate the transactions contemplated hereby, and to effect an orderly transition of the ownership and operations of the Acquired Entity,

ARTICLE 7.
CLOSING CONDITIONS

7.1	General Conditions.

The obligations of the Parties to effect the Closing shall be subject to the following conditions unless waived in writing by Acquired Entity and Buyer:

(a)           No Law or Orders. No Law or order shall have been enacted, entered, issued or promulgated by any Governmental Body (and be in effect) which prohibits the consummation of the sale of the Transaction.

(b)           Legal Proceedings. No Governmental Body shall have initiated proceedings to restrain or prohibit the Merger, unless such Governmental Body shall have withdrawn and abandoned any such proceedings prior to the time which otherwise require the divestiture by the Acquired Entity of a material portion of its business, assets or properties, or impose any material limitation on the ability of the Acquired Entity to conduct its business and own its assets and properties, following the Closing. There shall not be any action, claim, arbitration, litigation, order of any court or governmental investigation or inquiry pending or, to the Knowledge of any party, threatened, challenging or seeking to make illegal or to restrain or prohibit any of the transactions contemplated by this Agreement.

(c)           Regulatory Approval. All regulatory approvals or waivers required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, other than those the failure of which to be obtained or maintained would not have a Material Adverse Effect, and no such approvals or waivers shall contain any conditions, restrictions or requirements which would (i) following the Closing Date, have Material Adverse Effect or (ii) reduce the benefits of the Transaction to such a degree that Buyer would not have entered into this Agreement had such conditions, restrictions or requirements been known on the date hereof.

(d)           Governmental Approvals. The Acquired Entity shall have made or obtained all Permits and approvals which are legally required to be obtained by the Acquired Entity from any Governmental Body prior to the consummation of the Transaction, which if not obtained, individually or in the aggregate, would have a Material Adverse Effect.

(e)           Court Action. The Court handling the estates of Karoly and Angstadt shall have approved the Transaction.

(f)            Employment Contracts. The Employment Contracts with the employees listed in Schedule 7 shall have been executed by the parties .

(g)           Stockholder Approval. Acquired Entity shall have received the required approval of its Stockholders in accordance with the DGCL.

7.2	Conditions Precedent to Obligation of Buyer.

Buyer's obligation to consummate the Transaction contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction on or prior to the Closing Date of each condition precedent listed below, any of which may be waived in writing by Buyer.

(a)           Accuracy of Representations and Warranties. All representations and warranties of the Acquired Entity set forth in Section 3.1 and ARTICLE 4 must have been accurate and complete in all material respects on the date when made and on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date) with the same effect as if made on and as of the Closing Date.

(b)           Compliance with Obligations. Acquired Entity must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing, unless the failure to comply does not or would not reasonably be expected to have a Material Adverse Effect.

(c)           Authorization of Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement and the Agreement of Merger by the Acquired Entity and the consummation by the Acquired Entity of the transactions contemplated hereby and thereby shall have been duly and validly taken by it, and the Acquired Entity shall have the full power and right to consummate the transactions contemplated hereby and thereby.

(d)           Incumbency Certificate. Buyer shall have received a certificate of the Secretary or Assistant Secretary of the Acquired Entity, dated as of the Closing Date, as to the incumbency and signature of each officer of the Acquired Entity authorized to sign this Agreement, the Agreement of Merger and the other documents to be delivered hereunder.

(e)           No Material Adverse Change. Since the date hereof, there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(f)            Resignation of the Officers. Each officer of the Acquired Entity, shall have executed and delivered to Buyer a letter of resignation, effective as of the Closing Date.

(g)           Confidentiality and Non-Solicitation Agreements. The individuals listed in Schedule 7 have executed Confidentiality and Non-Solicitation Agreements in the form attached as Exhibit 7.

(h)           Negotiated Debt. Releases from the creditors listed on Exhibit 3 are received which will become effective upon payment of the amounts set forth in Exhibit 3 and the issuance of Tier 1 or Tier 2 Notes, as applicable.

(i)            Employee Obligations. Deferred Compensation due to the individuals listed on Exhibit 2 shall be discharged, and releases received, which will be effective upon payment of the Employee Payments and Deferred Amounts.

(j)            Certification. Buyer shall have received a certificate, dated the Closing Date, signed by the Stockholder Representative, certifying, in such detail as the Buyer and its counsel may reasonably request, that the conditions specified in Sections 7.2(a), (b) and (c) above have been fulfilled.

(k)           Good Standing Certificate. Buyer shall have received good standing certificates issued by the Secretary of State with respect to the Acquired Entity and the Subsidiaries, dated as of a date reasonably prior to the Closing.

(1) Litigation. The litigation with Acacia and Hospital Systems Corporation, case captioned Hospital Systems Corporation v. Diamedex, Inc. d/b/a Simms, ERAD, Inc., et al. pending in the US District Court for the Eastern District of Texas and bearing Civil Action No. 2:10-CV-66 shall be resolved as to Acquired Entity with no material loss or limit on Acquired Entity's rights.

(m) Third Party Consents. The Acquired Entity shall have received all requisite consents from third parties (other than Governmental Bodies) required by any Contract between the Acquired Entity to be obtained prior to the consummation of the Transaction, which if not obtained, individually or in the aggregate, would have a Material Adverse Effect.

7.3	Conditions Precedent to Obligation of Acquired Entity.

Acquired Entity's obligation to consummate the Transaction contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction on or prior to the Closing Date of each condition precedent listed below, any of which may be waived in writing by Acquired Entity.

(a)           Accuracy of Representation and Warranties. All representations and warranties of Buyer set forth in Section 3.2 must have been accurate and complete in all material respects on the date when made and on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date) with the same effect as if made on and as of the Closing Date, without giving effect to any supplements to the Buyer Disclosure Schedule.

(b)           Compliance with Obligations. Buyer must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate).

7.4	Negative Covenants.

From the date of this Agreement until the Closing and except as otherwise expressly provided in this Agreement or agreed to by Buyer in writing, Acquired Entity shall not:

(a)           amend or terminate any Contract, or enter into any Contract involving more than Twenty Thousand Dollars ($20,000) in any individual case or Fifty Thousand Dollars (S50,000) in the aggregate except for Contracts in the Ordinary Course of Business;

(b)           sell, assign, transfer, distribute or otherwise transfer or dispose of any of the material assets of the Acquired Entity except for dispositions in the ordinary course of business of obsolete or other assets no longer used or useful in the business of the Acquired Entity;

(c)           cancel, forgive, release, discharge or waive any right with respect to the material assets of the Acquired Entity or agree to do any of the foregoing, except for compromises of accounts receivable in the ordinary course of business consistent with past practice;

(d)           take any action relating to any liquidation or dissolution of the Acquired Entity; or

(e) itself or permit its affiliates and Subsidiaries or any of their respective directors, officers, stockholders, agents or representatives, to discuss with any other party or provide any information to any other party in connection with the pursuit of a possible Snie, recapitalization or other disposition of the Acquired Entity.

7.5	Release and Encumbrances.

Acquired Entity shall cause all liens, security interests, pledges and other encumbrances relative to the Acquired Entity, its Subsidiaries and their assets, to be released and discharged at or prior to the Closing.

ARTICLE 8.
TERMINATION

8.1	Termination of Agreement.

The Parties may terminate this Agreement as provided below:

(a)           Buyer and Acquired Entity may terminate this Agreement by mutual written consent at any time prior to the Closing; or

(b)          Buyer may terminate this Agreement if any of the conditions provided for in Section 7,1 or 7.2 of this Agreement shall have become incapable of fulfillment (other than as a result of a Breach of this Agreement by Buyer); or

(c)           Acquired Entity may terminate this Agreement if any of the conditions provided for in Section 7.1 or 7.3 hereof shall have become incapable of fulfillment (other than as a result of a Breach of this Agreement by the Acquired Entity); or

(d)           Acquired Entity or Buyer may terminate this Agreement if the Transaction is not consummated on or before the Expiration Date, but only if the failure to consummate the Transaction on or before such date did not result from the Breach of any representation, warranty or agreement herein of the Party seeking such termination; or

(e)           Acquired Entity or Buyer may terminate this Agreement if the other Party shall be in material Breach of any of its covenants contained in this Agreement and such Breach is either incapable of cure or is not cured within twenty (20) Business Days after notice from the Party wishing to terminate; provided that the Party seeking such termination shall not also then be in material Breach of this Agreement; or

(f)           Acquired Entity or Buyer may terminate this Agreement if the other Party shall be in Breach of any of its representations or warranties contained in this Agreement , such Breach would have a Material Adverse Effect and such Breach either is incapable of cure or is not cured within twenty (20) Business Days after notice from the Party wishing to terminate; provided, that the Party seeking such termination shall not also then be in material Breach of the Agreement; or

(g)           Acquired Entity or Buyer may terminate this Agreement if a Governmental Body shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently retraining, enjoining or otherwise prohibiting the Transaction (provided that if the Party seeking to terminate this Agreement pursuant to this Section is subject to such order, decree or ruling, it shall have used all reasonable efforts to have such order, decree or ruling removed).

(h)           Buyer may terminate this Agreement if the number of dissenting shares exceeds ten percent (10%) of the total outstanding Common Stock of Acquired Entity.

(i)           Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate without further action of the Parties if the condition set forth in Section 7.1(g) is not satisfied within twenty-four (24) hours of the execution of this Agreement. The failure to satisfy this condition will not be deemed a Breach of this Agreement.

8.2	Effect of Termination.

If either Buyer or Acquired Entity terminates this Agreement pursuant to Section 8.1, (a) each of Buyer and Acquired Entity will redeliver to the party furnishing the same or destroy all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; (b) neither Buyer or Acquired Entity shall make or issue, or cause to be made or issued, any announcement or statement concerning termination of this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior written consent of the other parties except as required by law or legal process; and (c) this Agreement shall become wholly void and of no force or effect, without any liability or further obligation on the part of Buyer or Acquired Entity or any director, officer, or principal thereof, except for liabilities of one party hereto to another arising from a Breach of this Agreement prior to termination, and the non-breaching party's rights to pursue all legal remedies will survive such termination unimpaired Notwithstanding the foregoing, the obligations under Section 5.7, this ARTICLE 8 and ARTICLE 10, if this Agreement is terminated under Section 8.1, shall survive such termination.

ARTICLE 9.
INDEMNIFICATION

9.1	Survival of Representations and Warranties.

(a) Each representation and warranty of the Acquired Entity contained in ARTICLE 4 and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for twelve (12) months thereafter, except the representations and warranties set forth in Sections 4.1, 4.2, and 4.11, which will survive the Closing and continue in full force and effect until the applicable statute of limitations expires (or for three years if there is no applicable statute of limitations).

(b) Each representation and warranty of Buyer contained in Article 3 and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for twenty-four (24) months thereafter, except the representations and warranties set forth in Sections 3.1 and 3.2 which will survive the Closing and continue in full force and effect until the applicable statute of limitation expires.

9.2	Indemnification Provisions for Benefit of Buyer.

Solely from the Notes and the Deferred Compensation (except as to fraud or tax liability) as provided herein, the Stockholders will indemnify and hold the Seller Indemnified Parties harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following:

(a)           Any Breach of any representation or warranty Acquired Entity has made in this Agreement as if such representation or warranty were made on and as of the Closing Date as having caused a condition specified in Section 7.1 or Section 7.2 not to be satisfied.

(b)           Any Breach by Acquired Entity of any covenant or obligation of Acquired Entity in this Agreement.

(c)           The Stockholder's obligations pursuant to Section 6.3 (the "Tax Obligations").

9.3	Indemnification Provisions for Benefit of Stockholders.

Buyer will indemnify and hold the Buyer indemnified Parties harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:

(a)           Any Breach of any representation or warranty Buyer has made in this Agreement as if such representation or warranty were made on and as of the Closing Date, without giving effect to any supplement to the Buyer Disclosure Schedule, as having caused a condition specified in Section 7.1 or Section 7.3 not to be satisfied.

(b)           Any Breach by Buyer of any covenant or obligation of Buyer in this Agreement.

(c)           The operation and ownership of, or conditions occurring with respect to, any Acquired Entity subsequent to the Closing.

9.4	Indemnification Claim Procedures.

(a) If any third party notifies any Indemnified Party with respect to the commencement of any Action that may give rise to a claim for indemnification against any Indemnitor under this ARTICLE 9 (an "Indemnification Claim"), then the Indemnified Party will promptly give notice to the Indemnitor. Failure to notify the Indemnitor will not relieve the lndemnitor of any Liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially prejudiced by the Indemnified Party's failure to give such notice.

(b)           An Indemnitor will have the right to defend against an Indemnification Claim, with counsel of its choice reasonably satisfactory to the Indemnified Party if (i) within fifteen (15) days following the receipt of notice of the Indemnification Claim the Indeirmitor notifies the Indemnified Party in writing that the Indemnitor will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (ii) the Indemnitor provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all Damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (iii) the Indemnification Claim involves only money Damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interest of the Indemnified Party, and (v) the Indemnitor continuously conducts the defense of the Indemnification Claim actively and diligently.

(c)            So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 9.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (ii) the Indemnified Party will not consent to the entry of any order with respect to the Indemnification Claim without the prior written Consent of the Indemnitor (not to be withheld unreasonably), and (iii) the Indemnitor will not Consent to the entry of any order with respect to the Indemnification Claim without the prior written Consent of the Indemnified Party (not to be withheld unreasonably, provided that it will not be deemed to be unreasonable for an Indemnified Party to withhold its Consent (A) with respect to any finding of or admission (1) of any Breach of any Law, order or Permit, (2) of any violation of the rights of any Person, or (3) which the indemnified Party believes could have a Material Adverse Effect on any other Actions to which the Indemnified Party or its Affiliates are a party or to which the Indemnified Party has a good faith belief it may become a Party, or (B) if any portion of such order would not remain sealed).

(d)           If Indemnitor does not assume control of the defense of any such third-party Indemnification Claim or litigation resulting therefrom, the Indemnified Party may defend against such Indemnification Claim or litigation in such manner as it may reasonably deem appropriate, and Indemnitor shall indemnify the indemnified Party from any Liability indemnifiable under this Article 9 incurred in connection therewith. Indemnitor shall not be obligated to the Indemnified Party for any settlement or consent to a stay of judgment made by any Indemnified Party if such settlement or consent is entered into without the prior written consent of Indemnitor which consent shall not be unreasonably withheld or delayed.

(e)            If a Seller Indemnified Party should have an Indemnification Claim against the Stockholders that does not involve a third party claim, the Seller Indemnified Party shall deliver a notice of such claim to the Stockholder Representative. If the Stockholder Representative notifies the Seller Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Seller Indemnified Party within 30 days after delivery of such notice by the Seller Indemnified Party whether the Stockholder Representative disputes the claim described in such notice, the Liability in the amount specified in the Seller Indemnified Party notice will be conclusively deemed a Liability of the Stockholders and Buyer shall have the right to set-off against the Notes (as provided in Section 9.7) the amount of such Liability. If the Stockholder Representative has timely disputed its Liability with respect to such claim, a senior executive of the Seller Indemnified Party with full negotiating authority and the Stockholder Representative will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through such negotiations within 60 days after the delivery of the Seller Indemnified Party's notice of such Indemnification Claim, such dispute shall be resolved fully and finally by a court of competent jurisdiction or by arbitration, if either party chooses arbitration.

(f) Except for matters submitted to arbitration pursuant to Section 10.13, each Party hereby consents to the non-exclusive jurisdiction of any Governmental Body, arbitrator, or mediator in which an Action is brought against any Indemnified Party for purposes of any Indemnification Claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein.

9.5	Limitations on Indemnification Liability.

(a)           Buyer agrees that it will not, and it will cause its Affiliates to not implead, or cause to be impleaded, Stockholder or any of their Affiliates in any Action arising from owning or operating the Acquired Entity, provided Stockholders honor their Indemnification Claim Obligations.

(b)           Buyer agrees that the Stockholders Indemnification hereunder shall, except in the case of fraud or intentional misrepresentation or tax liabilities, be limited to the aggregate balances of the Notes and Deferred Compensation outstanding at the time of the Indemnification Claim. Buyer agrees that, except as otherwise specifically provided herein, all of its Indemnification Claims shall be satisfied solely by the set-off against the Notes and Deferred Compensation as provided in Section 9.7 and that, except as otherwise specifically provided herein, and except with respect to the Tax Obligations, no Stockholder shall have any obligation to satisfy an Indemnification Claim personally except for the set-off against such Stockholder's Merger Note. With respect to indemnification arising from the Tax Obligations, Buyer will first exercise the set-off rights, and shall have the right to seek recovery from the Stockholders if the principal amount of the Merger Notes are insufficient to satisfy the indemnification obligation. Notwithstanding the foregoing, the Stockholder's indemnification obligation under this Section 9.5(b) with respect to Claims pursuant to Sections 9.2(a) and 9.2(b) will be provided by the Stockholders only if and then only to the extent that the aggregate amount of all such Damages exceeds One Hundred Thousand Dollars ($100,000).

(c)           The amount of Damages recoverable by an Indemnified Party hereunder with respect to an indemnity claim shall be reduced by the amount of any payment actually received by or paid on behalf of such Indemnified Party with respect to the same Damages to which such indemnity claim relates, from an insurance carrier. The Indemnified Party waives all rights to recover against the Indemnifying Party for Damages to the extent covered by insurance maintained by the Indemnified Party. The parties shall use their commercially reasonable efforts to cause their respective insurers to issue appropriate waivers of subrogation rights endorsements to all insurance policies maintained by each such party. In furtherance and not in limitation of the foregoing, in the event any Damages are recoverable under insurance policies, Buyer shall use its commercially reasonable efforts to pursue recovery of such Damages under such insurance policies. If an Indemnified Party (or an Affiliate thereof) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party hereunder with respect to such Damages, plus the amount of the insurance payments received with respect to such Damages, over (B) the amount of such Damages, but in no event greater than the amount of the indemnity payment actually received by the Indemnified Party.

9.6	Indemnification As Exclusive Remedy.

In the event that the Closing occurs, the indemnification provisions in this ARTICLE 9 will be the Parties' exclusive remedy with respect to a Breach of this Agreement.

9.7	Set-Off Procedure.

If it is finally determined that Buyer is entitled to identification pursuant to this Article 9, (except for Claims for fraud or tax liabilities) Buyer's sole remedy shall be to set-off against the Notes and Deferred Compensation the amount that Buyer is entitled to be indemnified for pursuant to Article 9. Buyer agrees that the set-off shall be made against the Notes and Deferred Compensation as follows: (i) first, Pro-Rata among the Merger Notes, the Tier I Notes and the Deferred Amounts until there is no remaining principal balance under such Notes and no remaining Deferred Amounts; and (ii) thereafter Pro Rata against the Tier 2 Notes. Unless the Stockholder Representative assumes control of an Indemnification Claim, Buyer shall notify the Stockholder Representative and the holders of Tier I Notes and Tier 2 Notes and the employees receiving Deferred Amounts who are subject to the set-off of its intent to set-off at least five (5) business days prior to the set-off, which notice shall provide the amount of the set-off and reasonable details of the basis for the set-off. The Stockholder Representative, employee or holder of a Note may object to the set-off by notifying Buyer of its objection within such five (5) day period, which notice shall provide reasonable detail of points of disagreement. If the parties are unable to resolve such dispute, the matter shall be submitted to arbitration pursuant to Section 10,13.

ARTICLE 10.
MISCELLANEOUS

10.1 Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matters hereof or the Transaction. Except as expressly contemplated by ARTICLE 9, there are no third party beneficiaries having rights under or with respect to this Agreement.

10.2	Successors.

All of the tarns, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. If the assets of Seller are assigned, conveyed, allocated or otherwise transferred, including, by sale, merger, consolidation, amalgamation, conversion or similar transactions, such receiving Person or Persons will automatically become bound by and subject to the provisions of this Agreement, and Seller will cause the receiving Person or Persons to expressly assume its obligations hereunder.

10.3	Assignments.

No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless will remain responsible for the performance of all of its obligations hereunder).

10.4	Notices.

All notices, requests, demand, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer and after Closing to the Acquired Entity:
Radnet Managed Imaging Services, Inc.
1510 Cotner Ave.
Los Angeles, CA 90025
Attn.: Howard G. Berger, M.D., President
Tel.: 310-445-2840
Fax: 310-445-2980

If to the Acquired Entity prior to Closing:
Image Medical Corporation
9 Pilgrim Road
Greenville, SC 29607
Attn.: Roy W. Miller
Tel.: 508-353-5587

With a copy to:	Much Shelist
Attn: Steven Schwartz
191 North Wacker Drive, Suite 1800
Chicago, Illinois 60606
Tel: 312- 521-2000
Fax: 312-521-2100

If to Stockholder Representative:

Edward R. Eidelman

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.5	Submission to Jurisdiction.

(a) Submission to Jurisdiction. Each Party submits to the jurisdiction of any state or federal court sitting in Los Angeles, California, in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court. Each Party agrees that a final judgment in any Action so brought will be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity. Each Party waives any bond, surety, or other security that might be required of any other Party with respect thereto.

10.6	Time.

Time is of the essence in the performance of this Agreement. 103

10.7	Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

10.8	Headings.

The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation ()fails Agreement.

10.9	Governing Law.

This Agreement and the performance of the Transaction and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of Law principles.

10.10	Amendments and Waivers.

No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer and Acquired Entity. No waiver by any Party of any default, misrepresentation, or Breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

10.11	Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

10.12	Expenses.

Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transaction including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. If the Merger is consummated, the success fee payable to Dresner Partners and Robert Pryor, any unpaid legal and accounting fees and expenses as of the Closing Date, and any other unpaid direct costs incurred by the Acquired Entity in connection with this Agreement and the transactions contemplated hereby (the "Transaction Expenses") shall be deemed expenses of the Stockholders and shall reduce the Merger Consideration as provided in Section 2.5(e).

10.13	Arbitration.

Any party may submit any dispute arising in connection with this Agreement to final, binding arbitration. The arbitration shall be held in Los Angeles, California, and will be conducted in accordance with the rules of the American Arbitration Association ("AAA") but will not be submitted to the AAA. Disputes will be heard and determined by a single arbitrator with knowledge of the rules of the AAA agreed to by Buyer and the Stockholder Representative. Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. In addition, nothing in this Agreement shall prevent any party from seeking injunctive relief against the other party from any judicial or administrative authority pending the resolution of a controversy or claim by arbitration.

10.14	Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will bc construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words "include," "includes," and "including" will be deemed to be followed by "without limitation." Pronouns in masculine, feminine, and neuter genders will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant,

10.15	Incorporation of Exhibits, Annexes, and Schedules.

The Exhibits, Annexes, Schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

10.16	Remedies.

Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

10.17	Electronic Signatures.

(a)            Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed a Transaction Document or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed such Transaction Document or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate such Transaction Document or such other document contemplated.

(b)            Delivery of a copy of a Transaction Document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. "originally signed" or "original signature" means or refers to a signature that has not been mechanically or electronically reproduced.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

RADNET MANAGED IMAGING SERVICES, INC.

By:	/S/ HOWARD G. BERGER M.D.
Howard G. Berger, M.D., President

IMAGE MEDICAL CORPORATION, a Delaware corporation

By:	/S/ ROY W. MILLER
Roy W. Miller, President

Stockholder Representative:

/S/ EDWARD R. EIDELMAN
Edward R. Eidelman

Schedule 3.3

NONE

Schedule 7

Employment Contracts and Confidentiality and Non-Solicitation Agreements

James Connors
Harold R. Phillips
Merrill Young
Seth Koeppel

Exhibit 2 - Employee Obligations

Employee	Deferred Compensation Or Retention Bonus	Employee Payment (paid at Closing)	Deferred Amount (paid over 4 years)

Charles Riley	$26,937	$21,550	$5,387
Dan Taylor	$26,937	$21,550	$5,387
Edward Eidelman	$360,638	$288,510	$72,128
Stephen Friedman	$785,648	$628,518	$157,130
James Connors	$26,937	$21,550	$5,387
Mike Young	$53,875	$43,100	$10,775
Randy Phillips	$53,875	$43,100	$10,775
Roy IVIifler	$474,624	$379,699	$94,925
Frank Baker	$26,937	$21,550	$5,387
Seth Koeppel	$53,875	$43,100	$10,775
James Tollack	$26,937	$21,550	$5,387
Peter Karoly	$675,000	$540,000	$135,000

Exhibit 3 — Creditors

	Total Agreed Debt	Negotiated Debt (to be paid at Closing)	Tier 1 Notes	Tier 2 Notes
Peter Karoly & Lauren Angstadt	$1,388,520	$1,110,816		$277,704
Lauren Angstadt Estate	$83,709	$66,967		$16,742
Bill Firestone	$19,000	$15,200	$3,800
Friedman Family Trust	$19,000	$15,200	$3,800
Robert Pryor	$20,000		$20,000
Seth Koeppel	$10,000		$10,000
Dresner Partners	$47,500		—	$47,500
Novak Birch	$275,369	$215,495		$59,874